Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225

July ___, 2005

Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:  Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until July ___, 2006, to reduce the compensation we are entitled to receive as investment adviser of Schroder U.S.
Small and Mid Cap Opportunities Fund, and, if necessary, to pay certain other expenses attributable to the Investor Shares and Advisor Shares of the fund to the extent that they exceed the following annual rates (based on the average net assets of the fund taken separately):

SCHRODER SERIES TRUST

                                            Investor Shares      Advisor Shares
                                            ---------------      --------------

     Schroder U.S. Small and Mid Cap             1.75%                2.00%
     Opportunities Fund

Sincerely,

Schroder Investment Management
North America Inc.

By:
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Name:
Title: